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                                                                    EXHIBIT 12.1

                         NORTHWEST AIRLINES CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                              (DOLLARS IN MILLIONS)

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                                                                  THREE MONTHS ENDED              SIX MONTHS ENDED
                                                                       JUNE 30                         JUNE 30
                                                           -----------------------------    -----------------------------
                                                               1999            1998            1999             1998
                                                           -----------      ------------    ------------    -------------
Earnings:

Income before income taxes                                 $      198       $        81     $       150     $        196
Less:  Income from less than 50%
          owned investees                                          18                 5              35                6
Add:
     Rent expense representative of interest (1)                   49                49              97               96
     Interest expense net of capitalized interest                  88                63             177              116
     Interest of mandatorily redeemable
        preferred security holder                                   6                 5              13               11
     Amortization of debt discount and expense                      4                 4               7                6
     Amortization of interest capitalized                           1                 1               2                2
                                                           -----------      ------------    ------------    -------------

     ADJUSTED EARNINGS                                     $      328       $       198     $       411     $        421
                                                           -----------      ------------    ------------    -------------
                                                           -----------      ------------    ------------    -------------

FIXED CHARGES:

Rent expense representative of interest (1)                $       49       $        49     $        97     $         96
Interest expense net of capitalized interest                       88                63             177              116
Interest of mandatorily redeemable
     preferred security holder                                      6                 5              13               11
Amortization of debt discount                                       4                 4               7                6
Capitalized interest                                                4                 4               8                7
                                                           -----------      ------------    ------------    -------------

     FIXED CHARGES                                         $      151       $       125     $       302     $        236
                                                           -----------      ------------    ------------    -------------
                                                           -----------      ------------    ------------    -------------

RATIO OF EARNINGS TO FIXED CHARGES                               2.17              1.58            1.36             1.78
                                                           -----------      ------------    ------------    -------------
                                                           -----------      ------------    ------------    -------------
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(1) Calculated as one-third of rentals, which is considered representative of the interest factor.